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                                                                    Exhibit 2.06

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                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                                WEST CORPORATION,

                             a Delaware corporation,

                            WEST INTERNATIONAL CORP.,

                             a Delaware corporation,

                                       and

                                  INTRADO INC.,

                             a Delaware corporation

                                 --------------

                          Dated as of January 29, 2006

                                 --------------

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                                TABLE OF CONTENTS

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                                                                               Page

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Section 1.   Defined Terms....................................................    1

       1.1   Definitions......................................................    1

Section 2.   Terms of the Merger..............................................    8

       2.1   The Merger.......................................................    8

       2.2   Effective Time...................................................    8

       2.3   Closing of the Merger............................................    8

       2.4   Effects of the Merger............................................    8

       2.5   Certificate of Incorporation and Bylaws..........................    9

       2.6   Board of Directors of the Surviving Corporation..................    9

       2.7   Officers of the Surviving Corporation............................    9

       2.8   Subsequent Actions...............................................    9

       2.9   Conversion of Capital Stock......................................    9

       2.10  Surrender of Certificates........................................   10

       2.11  Transfer Taxes...................................................   12

       2.12  Company Options..................................................   12

       2.13  LTIP Implementation..............................................   13

       2.14  Appraisal Rights.................................................   13

       2.15  Adjustments......................................................   14

       2.16  Withholding Taxes................................................   14

Section 3.   Other Transactions and Agreements................................   14

       3.1   Paying Agent Agreement...........................................   14

Section 4.   Closing..........................................................   14

       4.1   Closing..........................................................   14
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
Section 5.   Representations and Warranties of Company........................   14

       5.1   Organization.....................................................   15

       5.2   Capitalization and Voting Rights.................................   15

       5.3   Subsidiaries/Other Ownership Interest............................   16

       5.4   Authorization....................................................   17

       5.5   No Conflicts.....................................................   17

       5.6   Consents.........................................................   18

       5.7   Litigation.......................................................   18

       5.8   Intellectual Property............................................   18

       5.9   Material Contracts; Customers....................................   20

       5.10  SEC Reports......................................................   23

       5.11  Financial Statements.............................................   23

       5.12  Proxy Statement..................................................   25

       5.13  Absence of Certain Changes or Events.............................   25

       5.14  Taxes............................................................   26

       5.15  Permits; Compliance with Laws....................................   26

       5.16  Environmental Laws...............................................   27

       5.17  Title to Property and Assets.....................................   27

       5.18  Labor Agreements and Actions.....................................   28

       5.19  Insurance........................................................   28

       5.20  Employee Benefits................................................   28

       5.21  Brokers..........................................................   30

       5.22  Voting Required..................................................   30

       5.23  Opinion of Financial Advisors....................................   30

Section 6.   Representations and Warranties of Parent and Acquisition Sub.....   30

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
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       6.1   Good Standing and Corporate Power................................   30

       6.2   Authorization....................................................   30

       6.3   No Conflicts.....................................................   31

       6.4   Governmental Approvals and Filings...............................   31

       6.5   Brokers..........................................................   31

       6.6   Financial Capacity...............................................   31

       6.7   Acquisition of Capital Stock.....................................   31

       6.8   Information Supplied.............................................   31

       6.9   Litigation.......................................................   32

       6.10  Ownership of Company Capital Stock...............................   32

       6.11  Acquisition Sub..................................................   32

Section 7.   Covenants........................................................   32

       7.1   Conduct of Business..............................................   32

       7.2   Governmental Filings.............................................   35

       7.3   Approvals and Consents...........................................   35

       7.4   Access...........................................................   35

       7.5   Notice of Developments...........................................   36

       7.6   Confidentiality..................................................   36

       7.7   Company Stockholders Meeting; Proxy Statement....................   36

       7.8   No Solicitation..................................................   37

       7.9   Public Announcements.............................................   39

       7.10  Investigation....................................................   39

       7.11  Employee Matters.................................................   39

       7.12  Directors' and Officers' Indemnification.........................   39

       7.13  Obligations of Acquisition Sub; Voting of Common Stock...........   40

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
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       7.14  Stockholder Litigation...........................................   40

       7.15  State Takeover Laws..............................................   40

Section 8.   Conditions to Obligation of Parent and Acquisition Sub to Close..   41

       8.1   HSR Act..........................................................   41

       8.2   Representations and Warranties; Performance of Obligations.......   41

       8.3   No Order; No Litigation..........................................   41

       8.4   Absence of New Legal Requirements................................   42

       8.5   Stockholder Approval.............................................   42

       8.6   No Company Material Adverse Effect...............................   42

       8.7   Consents.........................................................   42

Section 9.   Conditions to Obligation of the Company to Close.................   42

       9.1   HSR Act..........................................................   42

       9.2   Representation and Warranties; Performance of Obligations........   42

       9.3   No Order; No Litigation..........................................   43

       9.4   Absence of New Legal Requirements................................   43

       9.5   Stockholder Approval.............................................   43

Section 10.  Termination of Agreement.........................................   43

       10.1  Right to Terminate Agreement.....................................   43

       10.2  Termination Procedures...........................................   44

       10.3  Effect of Termination............................................   44

Section 11.  Miscellaneous Provisions.........................................   46

       11.1  Expenses.........................................................   46

       11.2  Nonsurvival of Representations and Warranties....................   46

       11.3  Governing Law....................................................   46

       11.4  Venue, Jurisdiction and Forum....................................   46

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       11.5  Time of the Essence..............................................   47

       11.6  Notices..........................................................   47

       11.7  Remedies.........................................................   48

       11.8  Table of Contents and Headings...................................   48

       11.9  Assignment.......................................................   48

       11.10 Personal Liability...............................................   48

       11.11 No Third Party Beneficiaries.....................................   48

       11.12 Severability.....................................................   48

       11.13 Entire Agreement.................................................   48

       11.14 Waiver...........................................................   49

       11.15 Amendments.......................................................   49

       11.16 Waiver of Jury Trial.............................................   49

       11.17 Interpretation of Agreement......................................   49

       11.18 Counterparts.....................................................   49

                                        v
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                          AGREEMENT AND PLAN OF MERGER

            THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of January 29, 2006, by and among West Corporation, a Delaware corporation ("Parent"), West International Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Acquisition Sub"), and Intrado Inc., a Delaware corporation (the "Company").

                                    RECITALS

      A. The respective boards of directors of Parent, Acquisition Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and provisions of and subject to the conditions set forth in this Agreement.

      B. In furtherance of the acquisition of the Company by Parent, the respective boards of directors of Parent, Acquisition Sub and the Company have each approved a merger (the "Merger") of Acquisition Sub with and into the Company, with the Company as the surviving corporation (the "Surviving Corporation"), upon the terms and provisions of and subject to the conditions set forth in this Agreement.

      C. By resolutions duly adopted, the board of directors of the Company has, in light of and subject to the terms and conditions hereof, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its stockholders; and
(ii) resolved to recommend that the stockholders of the Company approve and adopt this Agreement.

                                    AGREEMENT

      In consideration of the covenants and agreements contained herein and the other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Acquisition Sub and the Company agree as follows:

SECTION 1. DEFINED TERMS.

      1.1 DEFINITIONS. For purposes of this Agreement (including the Disclosure Schedule), the following terms shall have the meanings ascribed to them in this
Section 1.1:

      "ACQUISITION PROPOSAL" shall mean, other than the Contemplated Transactions, any inquiry, proposal, offer, or any indication of interest in making a proposal or offer, from a Third Party involving (a) any acquisition of record or beneficial ownership (as defined under Rule 13(d) of the Exchange
Act), directly or indirectly, of 25% or more of the outstanding capital stock or outstanding voting power of the Company; (b) any tender offer or exchange offer that if consummated would result in any Third Party beneficially owning 25% or more of the total outstanding capital stock or outstanding voting power of the Company; (c) any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 50% of the equity interests in the surviving or resulting or parent entity

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of such transaction; (d) any acquisition of record or beneficial ownership (as defined under Rule 13(d) of the Exchange Act), directly or indirectly, of 50% or more of the consolidated assets of the Consolidated Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or other transaction, including any single step or multi-step transaction or series of related transactions, with respect to the Consolidated Company; or (e) any liquidation, dissolution, recapitalization, or other significant corporate reorganization of the Company.

      "ACQUISITION SUB" shall have the meaning specified above in the introductory paragraph to this Agreement.

      "AFFILIATE" shall mean, with respect to any party, any Person who is an "affiliate" of that Party within the meaning of Rule 405 promulgated under the Securities Act.

      "AGREEMENT" shall have the meaning specified above in the introductory paragraph hereto.

      "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday or a day in which banks in New York are not open for business.

      "CERTIFICATES" shall have the meaning specified in Section 2.10(b).

      "CERTIFICATE OF MERGER" shall mean the certificate of merger relating to the Merger to be filed with, and recorded by, the Secretary of State of the State of Delaware, all as contemplated hereby and in accordance with the applicable provisions of the DGCL.

      "CLOSING" shall have the meaning specified in Section 4.1.

      "CLOSING DATE" shall have the meaning specified in Section 4.1.

      "CODE" shall mean the Internal Revenue Code of 1986, as amended.

      "COMMON STOCK" shall have the meaning specified in Section 5.2(a).

      "COMPANY" shall have the meaning specified above in the introductory paragraph to this Agreement.

      "COMPANY EMPLOYEE PLAN" shall have the meaning specified in Section 5.20.

      "COMPANY INTELLECTUAL PROPERTY" shall have the meaning specified in
Section 5.8(b).

      "COMPANY MATERIAL ADVERSE EFFECT" shall mean any event, change, development or occurrence that, either individually or in the aggregate with all other such events, changes, developments or occurrences, has had or is likely to have a material adverse effect on (a) the ability of the Company to consummate the Merger prior to the End Date or (b) the financial condition, business, or results of operations of the Consolidated Company, taken as a whole; provided, however, that, in the case of clause (b), none of the following, in and of itself, shall constitute, or shall be considered in determining whether there has occurred, a Company

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Material Adverse Effect: (i) changes in the economy or financial markets in general (unless with respect to any such change the Consolidated Company is disproportionately affected by such change as compared to other comparable participants in the Company's industry), (ii) a declaration of war or acts of terrorism (unless with respect to any such declaration or act the Consolidated Company is disproportionately affected by such declaration or act as compared to other comparable participants in the Company's industry), (iii) changes in general in the industries or markets in which the Company operates (unless with respect to any such change the Consolidated Company is disproportionately affected by such change as compared to other comparable participants in the Company's industry), (iv) changes in applicable Law (unless with respect to any such change the Consolidated Company is disproportionately affected by such change as compared to other comparable participants in the Company's industry) or in GAAP after the date hereof, (v) the announcement or pendency of this Agreement or the Contemplated Transactions, including actions of competitors or any delays or cancellations of orders for products or services or losses of employees resulting from such announcement, (vi) the taking of any actions contemplated by this Agreement or at the request of Parent; (vii) any fees or expenses incurred in connection with the Contemplated Transactions; (viii) any failure by the Company to meet analysts' revenue or earning projections or decline in the price of the Common Stock; or (ix) any stockholder litigation arising from or relating to the Merger.

      "COMPANY MATERIAL CONTRACT" shall have the meaning specified in Section 5.9(a).

      "COMPANY OPTIONS" shall have the meaning specified in Section 2.12.

      "COMPANY STOCKHOLDERS MEETING" shall have the meaning specified in Section 7.7(a).

      "CONSENT" shall mean any consent, approval, waiver or other authorization of any Person that is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result.

      "CONSOLIDATED COMPANY" shall mean the Company and all of its Subsidiaries, either individually or collectively.

      "CONTEMPLATED TRANSACTIONS" shall mean the Closing of the Merger and any other transactions contemplated by this Agreement.

      "CONTINUING EMPLOYEE" shall have the meaning specified in Section 7.11.

      "CONTRACT" shall mean any written contract, agreement, instrument, order, arrangement, commitment or understanding of any nature.

      "DGCL" shall mean the Delaware General Corporation Law, as amended to the date of this Agreement.

      "DISCLOSURE SCHEDULE" shall mean that certain Disclosure Schedule of the Company attached to this Agreement.

      "DISSENTING SHARES" shall have the meaning specified in Section 2.14.

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      "EFFECTIVE TIME" shall have the meaning specified in Section 2.2.

      "EMPLOYEE BENEFIT PLAN" shall have the meaning specified in Section 5.20.

      "ENCUMBRANCE" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

      "END DATE" shall mean June 30, 2006.

      "ENTITY" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

      "ENVIRONMENTAL LAWS" shall have the meaning specified in Section 5.16.

      "ERISA" shall have the meaning specified in section 5.20.

      "ERISA AFFILIATE" shall have the meaning specified in Section 5.20.

      "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

      "GAAP" shall mean accounting principles as generally accepted in the United States, applied on a basis consistent with past practice.

      "GOVERNMENTAL BODY" shall mean any nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; any federal, state, local, municipal, foreign or other government; any governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); any multi-national organization or body; or any individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

      "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "INTELLECTUAL PROPERTY" shall have the meaning specified in Section
5.8(a).

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      "KNOWLEDGE OF THE COMPANY" shall mean only the actual knowledge of the
Specified Individuals.

      "KNOWLEDGE OF THE PARENT" shall mean the actual knowledge of Thomas Barker, Chief Executive Officer; Paul Mendlik, Executive Vice President and Chief Financial Officer and David Mussman, Executive Vice President and General Counsel.

      "LAW" shall mean any laws, statutes, ordinances, regulations, rules and orders of any Governmental Body.

      "LEASED PROPERTY" shall have the meaning specified in Section 5.17.

      "LETTER OF TRANSMITTAL" shall have the meaning specified in Section
2.10(b).

      "LIABILITY" shall mean any obligation or liability of any nature (including any known, unknown, undisclosed, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), due or to become due, regardless of whether such obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

      "LISTED TRANSACTION" shall mean any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has identified (by notice, regulation, other form of published guidance or otherwise) as a "listed transaction" pursuant to Treasury Regulation
Section 1.6011-4(b)(2).

      "LTIP PLAN" shall mean the Company's long-term incentive plan, pursuant to which participants may receive Share Rights Awards that may entitle them to shares of Common Stock.

      "MATTER" shall mean any claim, demand, dispute, action, suit, examination, audit, proceeding, investigation, inquiry or other similar matter.

      "MERGER" shall have the meaning specified in Recital B to this Agreement.

      "NON-DISCLOSURE AGREEMENT" shall mean the confidentiality and non-disclosure agreement between the Company and Parent dated as of December 12, 2005.

      "NON-QUALIFIED DEFERRED COMPENSATION PLAN" shall mean the Company's unfunded, non tax-qualified deferred compensation plan, as amended and restated effective January 1, 2005.

      "OPTION CONSIDERATION" shall have the meaning specified in Section 2.12(b) of this Agreement.

      "ORDER" shall mean any order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is, has been or may in the future be issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any

                                       5
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arbitrator or arbitration panel; or any contract with any Governmental Body that is, has been or may in the future be entered into in connection with any Proceeding.

      "ORDINARY COURSE OF BUSINESS" shall mean the ordinary course of business of the Consolidated Company, consistent in all material respects with past practice.

      "PARENT" shall have the meaning specified above in the introductory paragraph to this Agreement.

      "PARENT MATERIAL ADVERSE EFFECT" shall mean any material adverse effect on the ability of Parent or Acquisition Sub to consummate the Merger prior to the End Date.

      "PAYING AGENT" shall mean the paying agent under the Paying Agent
Agreement.

      "PAYING AGENT AGREEMENT" shall mean a paying agent agreement to be entered into among Parent, Acquisition Sub, the Company and the Paying Agent, which shall have terms and provisions contemplated hereby and otherwise shall be in a form prepared by the Company and reasonably acceptable to the other parties thereto.

      "PAYMENT FUND" shall have the meaning specified in Section 2.10(a).

      "PER COMMON SHARE AMOUNT" shall have the meaning specified in Section 2.9(a).

      "PERSON" shall mean any natural person, Entity or Governmental Body.

      "PROCEEDING" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard by or before, or that otherwise has involved or may involve, any Governmental Body or any arbitrator or arbitration panel.

      "PROXY STATEMENT" shall have the meaning specified in Section 5.12.

      "SEC" means the Securities and Exchange Commission.

      "SEC REPORTS" shall have the meaning specified in Section 5.10.

      "SHARE RIGHTS AWARD" shall mean an award under the LTIP Plan or the Stock Option Plan that grants an individual the right to receive Shares upon attainment of various vesting milestones.

      "SHARES" shall mean shares of Common Stock.

      "SPECIFIED INDIVIDUALS" shall mean the following officers of the Company (whether or not they hold the offices next to their respective names): George Heinrichs, Chairman of the Board, President and Chief Executive Officer; Lawrence P. Jennings, Chief Operating Officer; Michael D. Dingman, Jr., Chief Financial Officer; Craig W. Donaldson, Senior Vice President,

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General Counsel and Company Secretary, Stephen M. Meer, Chief Technology Officer
and Teri L. DePuy, Senior Vice President of Organizational Development.

      "STOCK OPTIONS" shall mean all options to purchase Shares under the Stock Option Plan.

      "STOCK OPTION PLAN" shall mean the Company's 1998 Stock Incentive Plan, as amended.

      "STOCKHOLDERS" shall mean the holders of the Common Stock.

      "STOCKHOLDER APPROVAL" shall have the meaning specified in Section 5.22.

      "SUBSIDIARY" shall mean, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity or (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity

      "SUPERIOR PROPOSAL" shall mean any unsolicited written offer described in clause (a), (b), (c), (d) or (e) of the definition of Acquisition Proposal (for purposes of this definition references to 25 % and 75 % in the definition of the "Acquisition Proposal" shall be to 50 %) that is determined by the Company's board of directors in its good faith judgment, after consultation with its financial advisor (a) to contemplate a transaction that if consummated would be more favorable to the stockholders of the Company than the Contemplated Transactions from a financial point of view, taking into account all of the terms and conditions of such proposal and of this Agreement and any amendments proposed by Parent to this Agreement pursuant to Section 7.8(e) and (b) to be reasonably capable of being consummated on the terms so proposed.

      "SURVIVING CORPORATION" shall have the meaning specified in Recital B to this Agreement.

      "TAX" shall mean (a) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental (including taxes under Code Section 59A) tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Body; and (b) any liability for the payment of amounts with respect to payments of a type described in clause (a) as a result of being a member or an affiliated, consolidated, combined or unitary group, as a result of any obligation under any Tax sharing arrangement or Tax indemnity arrangement, or as transferee, successor or otherwise.

      "TAX RETURN" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information (including any amendments thereto) that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any

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Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

      "THIRD PARTY" shall mean any Person or group other than Parent, Acquisition Sub and their Affiliates.

      "THIRD-PARTY INTELLECTUAL PROPERTY" shall have the meaning specified in
Section 5.8(b).

      "TRANSACTION AGREEMENTS" shall mean this Agreement, the Non-Disclosure Agreement and, upon its execution, the Paying Agent Agreement.

      "TREASURY REGULATIONS" shall mean the regulations promulgated by the U.S. Treasury Department pursuant to the Code.

      "TREASURY SHARES" shall mean any Shares held by the Company as treasury stock.

      "WARRANT" shall mean that certain Common Stock Purchase Warrant, dated August 23, 2001, issued by the Company with respect to 720 shares of Common Stock.

      "WARRANT SHARES" shall mean the Shares purchasable pursuant to the Warrant.

SECTION 2. TERMS OF THE MERGER.

      2.1 THE MERGER. At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Acquisition Sub shall be merged with and into the Company, the separate corporate existence of Acquisition Sub shall cease and the Company shall continue as the Surviving Corporation.

      2.2 EFFECTIVE TIME. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall cause the Certificate of Merger be filed with the Secretary of State of the State of Delaware on the Closing Date in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall be effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time as Parent and the Company may agree upon and set forth in the Certificate of Merger (the "Effective Time").

      2.3 CLOSING OF THE MERGER. Unless this Agreement shall have been terminated and the Merger shall have been abandoned pursuant to Section 10, the closing of the Merger will take place at a time and on a date as specified in
Section 4.

      2.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the properties, rights, privileges, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation and all debts, liabilities, obligations and duties of the Company and Acquisition Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

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     2.5 CERTIFICATE OF INCORPORATION AND BYLAWS. At the Effective Time, the
certificate of incorporation of the Company shall be amended so that the authorized capital stock provided for by such certificate of incorporation consists solely of 10,000 shares of common stock, $0.01 par value per share, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law and such certificate of incorporation. The bylaws of Acquisition Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law, the certificate of incorporation of the Surviving Corporation and such bylaws.

     2.6 BOARD OF DIRECTORS OF THE SURVIVING CORPORATION. The directors of Acquisition Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

     2.7 OFFICERS OF THE SURVIVING CORPORATION. The officers of Acquisition Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

     2.8 SUBSEQUENT ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any certificates, deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Acquisition Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Acquisition Sub, all such certificates, deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

     2.9 CONVERSION OF CAPITAL STOCK. Subject to the terms and conditions of this Agreement, the following shall occur as of the Effective Time, by virtue of the Merger and without any action on the part of Acquisition Sub, the Company or the holder of any of the following securities:

          (a) Common Stock. Each Share (other than any Share owned by Parent, Acquisition Sub or any Subsidiary of Parent or Acquisition Sub, Treasury Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive $26.00 (the "Per Common Share Amount") in cash and without interest thereon (subject to any applicable withholding tax), upon surrender of the corresponding Certificate in accordance with Section 2.10.

          (b) Capital Stock of Acquisition Sub. Each share of common stock, par value $0.01 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, power and privileges as the shares so converted.

          (c) Cancellation of Treasury Shares and Parent and Acquisition Sub-Owned Stock. Each Treasury Share and each Share held by Parent, Acquisition Sub or any Subsidiary of Parent or Acquisition Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

          (d) Cancellation and Retirement of Shares. All Shares (other than Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall no longer be outstanding, shall be canceled and retired, and shall cease to exist, and each holder of a Certificate representing any such Shares shall, to the extent such Certificate represents such Shares, cease to have any rights with respect thereto, except, in all cases other than Shares to be canceled in accordance with
     Section 2.9(a), the right to receive the Per Common Share Amount upon surrender of such Certificate in accordance with Section 2.10.

          (e) Warrant. The Warrant (if issued and outstanding immediately prior to the Effective Time) shall be converted into and represent the right to receive, with respect to each Warrant Share, the Per Common Share Amount minus the purchase price per Warrant Share.

     2.10 SURRENDER OF CERTIFICATES.

          (a) Paying Agent. Prior to the Effective Time, Parent shall and the Company shall execute the Paying Agent Agreement with the Paying Agent. The Paying Agent shall receive the funds necessary to make the payments contemplated by Section 2.9, and Parent shall, at or prior to the Effective Time, deposit or cause to be deposited with the Paying Agent, for the benefit of the holders of Shares for exchange in accordance with this
     Section 2, cash in an amount sufficient to make payments of the Per Common Share Amount upon surrender of Certificates (such cash consideration being deposited hereinafter referred to as the "Payment Fund"). The Paying Agent shall, pursuant to the terms of the Paying Agent Agreement, make payments out of the Payment Fund as provided for in this Section 2 and the Payment Fund shall not be used for any other purpose. All expenses of the Paying Agent shall be paid by Parent or the Surviving Corporation.

          (b) Exchange Procedures for Company Common Stock. As soon as reasonably practicable (and in any event within five Business Days) after the Effective Time, Parent shall mail, or shall cause the Paying Agent to mail, to each holder of record of a certificate or certificates (collectively, the "Certificates") which immediately prior to the Effective Time represented Shares (other than Shares held by Parent, Acquisition Sub or any Subsidiary of Parent or Acquisition Sub immediately prior to the Effective Time,

     Treasury Shares and Dissenting Shares) (i) a letter of transmittal (a "Letter of Transmittal") (which shall specify that delivery shall be effected, and risk or loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify), and
     (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Per Common Share Amount. Upon surrender to the Paying Agent of a Certificate for cancellation, together with such Letter of Transmittal duly executed, and such other customary documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor by check an amount in cash, without interest, equal to the Per Common Share Amount for each Share formerly represented by such Certificate. Such payment of the Per Common Share Amount shall be sent to such holder by the Paying Agent promptly after receipt by the Paying Agent of such Certificate, together with such Letter of Transmittal duly executed, and such other customary documents as may reasonably be required by the Paying Agent, and such Certificate so surrendered shall forthwith be canceled. The right of any stockholder to receive the Per Common Share Amount, shall be subject to and reduced by any applicable withholding obligation as set forth in Section 2.17. No interest will be paid or will accrue on any cash payable upon the surrender of a Certificate.

          (c) No Further Ownership Rights in Common Stock. Until surrendered as contemplated by this Section 2.10, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Common Share Amount, without interest, in respect of the Shares formerly represented by such Certificate as contemplated by this
     Section 2.10. All cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Section 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares represented by such Certificates. After the Effective Time, there shall be no further registration of transfers of Shares on the records of the Company, and if Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided for, and in accordance with the procedures set forth, in this Section 2.

          (d) Unregistered Transfer of Common Stock. If payment of the Per Common Share Amount is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and any other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.

          (e) Lost Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may require as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Per Common Share Amount payable pursuant to this Section 2.

          (f) Investment of Payment Fund. The Paying Agent shall invest the cash included in the Payment Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid as directed by Parent. To the extent that there are losses with respect to such investments, Parent shall promptly replace or restore the portion of the Payment Fund lost through investments so as to ensure that the Payment Fund is maintained at a level sufficient to make such payments.

          (g) Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the former holders of Company Common Stock one year after the Effective Time shall be delivered to Parent upon demand. Any such holders who have not complied with this Section 2 prior to that time shall thereafter look only to Parent, and Parent shall thereafter be liable, for payment of the Per Common Share Amount (subject to abandoned property, escheat and similar Laws). Any such portion of the Payment Fund remaining unclaimed by holders of Shares immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Body shall, to the extent permitted by applicable Law, become the property of Parent free and clear of all claims or interest of any Persons previously entitled thereto.

          (h) No Liability. None of Parent, Acquisition Sub, the Company or the Paying Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

     2.11 TRANSFER TAXES. Any transfer taxes, stamp duties, filing fees, registration fees, recordation expenses, or other similar taxes, fees, charges or expenses incurred by the Stockholders, the Company or any other party in connection with the Merger or in connection with any of the other Contemplated Transactions shall be borne and paid exclusively by Parent.

     2.12 COMPANY OPTIONS.

     (a)  The Company shall take such action as shall be required:

          (i) to effectuate the cancellation, as of the Effective Time, of all outstanding stock options and Share Rights Awards ("Company Options") granted under the Stock Option Plan (without regard to the exercise price of such Company Options); and

          (ii) to cause, pursuant to the Stock Option Plan, each outstanding Company Option to represent as of the Effective Time solely the right to receive, in accordance with this Section 2.12, a lump sum cash payment in the amount of the Option Consideration (as defined below), if any, with respect to such Company Option and to no longer represent the right to purchase Common Stock or any other equity security of the Company, Parent, Acquisition Sub or any other Person or any other consideration.

          (b) Each holder of a Company Option shall receive from Parent, in respect and in consideration of each Company Option so cancelled, as soon as practicable following the Effective Time (but in any event not later than five Business Days), an amount (subject to any applicable withholding tax) equal to the product of (i) the excess, if any, of (A) the Per Common Share Amount over (B) the exercise price per share of Common Stock subject to such Company Option, multiplied by (ii) the total number of shares of Common Stock subject to such Company Option (whether or not then vested or exercisable), without any interest thereon (the "Option Consideration"). In the event that the exercise price of any Company Option is equal to or greater than the Per Common Share Amount, such Company Option shall be cancelled and have no further force or effect without the payment of any amount by the Company.

          (c) As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of Company Options a letter, approved by Parent prior to such mailing (which approval shall not be unreasonably withheld or delayed by Parent) describing the treatment of and payment for such Company Options pursuant to this Section 2.12 and providing instructions for use in obtaining payment for such Company Options. Parent shall at all times from and after the Effective Time maintain sufficient liquid funds to satisfy its obligations to holders of Company Options pursuant to this Section 2.12.

          (d) The Company shall take such action as shall be required to cause the Company's employee stock purchase plan and all rights thereunder to terminate at or prior to the Effective Time.

     2.13 LTIP IMPLEMENTATION. In accordance with the terms of the Company's LTIP Plan, all Share Rights Awards under the LTIP Plan shall become fully vested and payable immediately prior to the Effective Time. Except as provided below, the shares of Common Stock payable to LTIP Plan participants upon vesting shall be paid to such participants immediately prior to the Effective Time and shall be treated in the same manner as all other shares of Common Stock outstanding as of the Effective Time under this Section 2. Notwithstanding the foregoing, to the extent an LTIP Plan participant has elected to defer payment of a Share Rights Award under the Company's Non-Qualified Deferred Compensation Plan, no Common Stock shall be issued to the participant upon vesting of the Share Rights Award, but the participant's account in the Non-Qualified Deferred Compensation Plan shall be credited with the cash value of the Common Stock otherwise payable pursuant to such Share Rights Award.

     2.14 APPRAISAL RIGHTS. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who has not voted in favor of the Merger or consented thereto in writing and who shall have properly demanded and perfected appraisal rights under Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into or represent the right to receive the applicable Per Common Share Amount but instead shall be entitled to receive such payment from the Surviving Corporation with respect to such Dissenting Shares as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or otherwise lost such holder's right to appraisal and payment under the DGCL, each such Share held by such holder shall thereupon be deemed to have been cancelled and converted into and to have become, as of the Effective Time, the right to receive, without any interest thereon, the Per Common Share Amount in accordance with Section 2.9(a), and such Share shall no longer be a Dissenting Share. The Company shall give prompt notice to Parent of any written demands received by the Company for appraisals of any Shares and attempted withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL and received by the Company relating to rights to be paid the "fair value" of Dissenting Shares, as provided in Section 262 of the DGCL, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for appraisals of Shares, offer to settle or settle any demands or approve any withdrawal of any such demands.

     2.15 ADJUSTMENTS. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the outstanding Shares shall be changed into a different number, class or series of shares by reason of any stock dividend, subdivision, reclassification, recapitalization, stock split, combination or exchange of shares, then the Per Common Share Amount payable with respect thereto and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

     2.16 WITHHOLDING TAXES. Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration otherwise payable under this Agreement any amounts as are required to be deducted and withheld under the Code, the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

SECTION 3. OTHER TRANSACTIONS AND AGREEMENTS.

     3.1 PAYING AGENT AGREEMENT. At or prior to the Closing, Parent, Acquisition Sub and the Company will enter into the Paying Agent Agreement.

SECTION 4. CLOSING.

     4.1 CLOSING. The closing of the Merger (the "Closing") shall take place at 10:00 a.m., Colorado time, on a date to be specified by Parent and the Company (the "Closing Date"), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Sections 8 and 9 (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Holme Roberts & Owen LLP in Denver, Colorado, unless another date, place or time is agreed to in writing by Parent and the Company.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF COMPANY.

     Subject to the limitations set forth in this Agreement, the Company represents and warrants to Parent and Acquisition Sub as follows, except as disclosed in the SEC Reports or disclosed or otherwise referred to in the Disclosure Schedule as referenced by the applicable section number below or any other section of this Agreement as long as the applicability of such disclosure to the subject matter of such other section is reasonably apparent on its face.

     5.1 ORGANIZATION. The Company is validly existing and in good standing as a corporation under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own and operate its property and its assets (other than the property and assets it leases), to lease the property it operates as lessee and to conduct the business in which it is currently, and as it is currently proposed to be, engaged and has the power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Agreements. Each Subsidiary of the Company is duly organized, validly existing and in good standing (where such concept is recognized under the laws of the applicable jurisdiction) under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own and operate its property and assets, to lease the property it operates as lessee and to conduct the business in which it is currently, and as it currently is proposed to be engaged. The Company and each of its Subsidiaries is duly qualified to transact business and is in good standing (where such concept is recognized under the laws of the applicable jurisdiction) in each jurisdiction in which the nature of its activities and its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not result in a Company Material Adverse Effect.

     5.2 CAPITALIZATION AND VOTING RIGHTS.

          (a) The authorized capital stock of the Company consists of (i) Fifty Million (50,000,000) shares of common stock, par value $0.001 ("Common Stock"), of which 18,033,296 shares were issued and outstanding as of the close of business on January 26, 2006 and (ii) Fifteen Million (15,000,000) shares of Preferred Stock, par value $0.001, of which no shares were issued or outstanding or reserved for issuance as of the close of business on January 26, 2006.

          (b) The outstanding shares of Common Stock are all duly and validly authorized and issued, fully paid and nonassessable, free and clear of preemptive rights, with no personal liability attached to the ownership thereof, and were issued in compliance with all applicable state and federal Laws concerning the issuance of securities.

          (c) The Company has reserved 3,338,470 Shares for issuance under the Stock Option Plan as of the close of business on January 26, 2006. As of the close of business on January 26, 2006, there were outstanding Company Options with respect to 3,317,702 Shares. Section 5.2(c) of the Disclosure Schedule sets forth a complete, correct and accurate list of each outstanding Company Option, the number of Shares subject thereto and the exercise price thereof each as of the close of business on January 26, 2006. The Company has reserved 720 Shares for issuance under the Warrant. The Company has delivered to Parent prior to the date hereof a complete, correct and accurate copy of the Warrant.

          (d) Except as set forth in this Section 5.2 or Section 5.2 of the Disclosure Schedule, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company or any of its Subsidiaries convertible into or exchangeable for or exercisable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligates the Company or any of its Subsidiaries to issue, sell or grant, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for or exercisable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest in, the Company, (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Shares, and (vi) no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exchangeable for or exercisable for securities having the right to vote) with the stockholders of the Company or any of its Subsidiaries on any matter ("Voting Debt"). There are no outstanding agreements of any kind that obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any securities described in clause (i),
     (ii), (iii), (iv) or (vi) of the preceding sentence.

          (e) Neither the Company nor any of its Subsidiaries is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, antidilutive rights or rights of first refusal or similar rights with respect to any securities of the Company.

     5.3 SUBSIDIARIES/OTHER OWNERSHIP INTEREST.

          (a) All of the Subsidiaries of the Company are listed in Section 5.3 of the Disclosure Schedule, and otherwise each of the Company and each of its Subsidiaries does not presently own or control, directly or indirectly, any interest in any Entity. Each of the Company and each of its Subsidiaries does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any Person, other than securities in a publicly traded company or mutual fund held for investment by the Company or any of its Subsidiaries and consisting of less than five percent of the outstanding capital stock and voting power of such company.

          (b) All of the outstanding shares of capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and free and clear of preemptive rights and (ii) are owned, directly or indirectly, by the Company, free and clear of all Encumbrances and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary's business as presently conducted.

          (c) There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for or exercisable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, warrants, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including voting debt) in, any Subsidiary of the Company or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any shares of any Subsidiary of the Company. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding capital stock of any of the Subsidiaries or any securities described in clause (i), (ii) or (iii) of the preceding sentence.

     5.4 AUTHORIZATION. On or prior to the date of this Agreement, the board of directors of the Company has declared this Agreement and the Merger advisable and fair to and in the best interest of the Company and its stockholders, approved and adopted this Agreement in accordance with the DGCL, resolved to recommend the approval and adoption of this Agreement by the Company's stockholders and directed that this Agreement be submitted to the Company's stockholders for approval and adoption. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval and adoption of this Agreement by the stockholders of the Company, to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement, and subject to obtaining the Stockholder Approval, the performance of this Agreement, on behalf of the Company have been duly authorized by all necessary action on the part of the Company and its board of directors, and no other action on the part of the Company is necessary to authorize the execution and delivery of this Agreement, and subject to obtaining the Stockholder Approval, the performance of the Transaction Agreements and the consummation of the transactions contemplated thereby other than obtaining Stockholder Approval. This Agreement has been duly and validly executed and delivered by the Company and constitutes, and upon the execution and delivery by the Company of the Transaction Agreements, the Transaction Agreements shall constitute, legal, valid and binding obligations of the Company enforceable against it in accordance with their terms, (a) except as enforceability may be limited by bankruptcy, insolvency, reorganizations, moratorium or other laws affecting creditors' rights generally and (b) subject to application of principles of equity. The filing of the Proxy Statement with the SEC has been duly authorized by the Company's board of directors. The Company has made available to Parent complete and correct copies of the restated certificate of incorporation of the Company and the amended and restated bylaws of the Company and the certificate of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries.

     5.5 NO CONFLICTS. The execution and delivery by the Company of the Transaction Agreements, the performance of its obligations under the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements do not and shall not:

          (a) Conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Company's restated certificate of incorporation or amended and restated bylaws;

          (b) Conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to the Consolidated Company, except such conflict, violation or breach which is not reasonably likely to result in a Company Material Adverse Effect; or

          (c) Conflict with or result in a violation or breach of, constitute a default (with or without notice of lapse of time or both) under, give to others a right of termination or cancellation or accelerate or give to any person the right to accelerate any obligation of the Company or any of its Subsidiaries or result in the loss of any benefit under, or result in the creation of any Encumbrance upon any of the assets or properties of the Company or any of its Subsidiaries under any provision of any Contract or Permit to which the Company or any of its Subsidiaries is a party or by which any of the assets or properties of the Company or any of its Subsidiaries is bound, except such conflicts, violations, defaults and other items which would not result in a Company Material Adverse Effect.

     5.6 CONSENTS. Other than compliance with the HSR Act, any required foreign competition filings and applicable SEC regulations, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body or any Person on the part of the Consolidated Company is required in connection with the consummation of the Contemplated Transactions which have not been obtained prior to the date of this Agreement, except as would not be reasonably likely to result in a Company Material Adverse Effect.

     5.7 LITIGATION. Except as set forth in the SEC Reports, there is no action, suit, proceeding or investigation pending, or to the Knowledge of the Company currently threatened, orally or in writing, against the Consolidated Company that questions the validity of this Agreement or the other Transaction Agreements or the right of the Consolidated Company to enter into any of the foregoing or to consummate the transactions contemplated hereby or thereby, or that would have a Company Material Adverse Effect. The Consolidated Company is not a party and none of their respective assets or properties are subject to the provisions of any material Order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

     5.8 INTELLECTUAL PROPERTY.

          (a) The Consolidated Company owns, licenses, sublicenses or otherwise possesses legally enforceable rights to use all Intellectual Property necessary for the Consolidated Company to conduct its business as currently conducted within the United States and, to the Knowledge of the Company outside of the United States (in each case excluding generally commercially available, off-the-shelf software programs), the absence of which would have a Company Material Adverse Effect. For purposes of this Agreement, the term "Intellectual Property" means (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, and (iv) other tangible or intangible proprietary or confidential information and materials.

          (b) Except as set forth on Section 5.8(b) of the Disclosure Schedule, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will not result in the breach of, or create on behalf of any Third Party the right to terminate or modify,
     (i) any license, sublicense or other agreement relating to any Intellectual Property owned by the Consolidated Company that is material to the business of the Consolidated Company as currently conducted, taken as a whole (the "Company Intellectual Property"), or (ii) any license, sublicense and other agreement to which the Consolidated Company is a party and pursuant to which the Consolidated Company is authorized to use any Intellectual Property not owned by the Consolidated Company that is material to the business of the Consolidated Company as currently conducted, taken as a whole, excluding generally commercially available, off-the-shelf software programs (the "Third-Party Intellectual Property").

          (c) Section 5.8(c) of the Disclosure Schedule sets forth a complete and accurate list of all: (i) patents and patent applications, trademark registrations and pending applications to register trademarks, copyright registrations and pending applications to register copyrights (including any copyrights in software), in each case owned by the Consolidated Company; and (ii) any license, sublicense and other agreement under which the Company has obtained rights to any Third-Party Intellectual Property.

          (d) All patents and all registrations for trademarks, service marks and copyrights that are owned by the Consolidated Company, taken as a whole, and that are material to the business of the Consolidated Company as currently conducted, taken as a whole, are subsisting and have not expired or been cancelled or abandoned (other than as deemed commercially reasonable by the Company), and all pending patent applications and applications to register any unregistered copyrights or trademarks so identified, that are material to the business of the Consolidated Company as currently conducted, taken as a whole, are in good standing. There are no pending or, to the Knowledge of the Company, threatened interferences, re-examinations, oppositions or cancellation proceedings involving the patents and registrations for trademarks, service marks and copyrights that are owned by the Consolidated Company. The Company has the sole and exclusive right to bring actions for infringement or unauthorized use of the Company Intellectual Property, and to the Knowledge of the Company, no Third Party is infringing, violating or misappropriating any of the Company Intellectual Property, except for infringements, violations or misappropriations that would not reasonably be expected to have a Company Material Adverse Effect.

          (e) The Consolidated Company has taken reasonable measures to protect the proprietary nature of the Company Intellectual Property.

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

          (f) Except as set forth in Section 5.8(f) of the Disclosure Schedule, to the Knowledge of the Company, the conduct of the business of the Consolidated Company as currently conducted, taken as a whole, does not infringe, violate or constitute a misappropriation of any Intellectual Property of any Third Party, except for such infringements, violations and misappropriations that could not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 5.8(f) of the Disclosure Schedule, there is no pending, or to the Knowledge of the Company threatened, litigation, claim or proceeding asserting that the Consolidated Company has infringed, violated or misappropriated any Intellectual Property of any Third Party, and since January 1, 2003, the Consolidated Company has not received any written claim or notice alleging any such infringement, violation or misappropriation.

     5.9 MATERIAL CONTRACTS; CUSTOMERS.

          (a) For purposes of this Agreement, "Company Material Contract" shall mean:

               (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

               (ii) any employment Contract with any executive officer or other employee of the Company earning an annual base salary in excess of $150,000 or any consulting Contract with any member of the Company's board of directors, other than any such employment or consulting Contract that is terminable by the Consolidated Company on no more than thirty (30) days notice without liability or financial obligation to the Consolidated Company;

               (iii) any Contract or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased as a result of, or the vesting or payment of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions, or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

               (iv) any agreement of indemnification or any guaranty (in each case, under which the Company or any of its Subsidiaries has continuing obligations as of the date hereof), other than any guaranty by the Company of any of its wholly-owned Subsidiaries' obligations or any agreement of indemnification entered into in connection with the distribution, sale or license of services or hardware or software products in the Ordinary Course of Business, which indemnification does not materially differ from the provisions embedded in Company's standard forms of software license or service agreements as provided or made available to Parent;

               (v) any Contract containing any covenant or provision (A) limiting the right of the Company or any of its Affiliates (including Parent and its Subsidiaries after the Merger) to engage in any line of business or conduct business in any geographic area or to compete with any Entity, (B) granting any Person exclusive rights to make, sell or distribute the products of the Company or any of its Affiliates (including Parent and its Subsidiaries after the Merger), (C) otherwise prohibiting or limiting the right of the Company or any of its Affiliates (including Parent and its Subsidiaries after the Merger) to make, sell or distribute any products or services, (D) that requires any payment by the Company or any of its Subsidiaries of amounts in excess of $1,000,000 in any year and which is not terminable within 90 days without penalty, (E) that requires the Company or any of its Affiliates (including Parent and its Subsidiaries after the Merger) to extend most favored nation pricing to any Person, (F) limiting the right of the Company or any of its Affiliates (including Parent and its Subsidiaries after the Merger) to solicit customers or potential customers or suppliers or potential suppliers or (G) requiring the Company or any of its Affiliates (including Parent and its Subsidiaries after the Merger) to obtain a specified amount or percentage of the product or services it uses from any Person;

               (vi) any Contract relating to the disposition or acquisition by the Consolidated Company after the date of this Agreement of a material amount of assets not in the Ordinary Course of Business or pursuant to which the Consolidated Company has any material ownership interest in any other person or other business enterprise other than the Company's Subsidiaries;

               (vii) any Contract requiring the Company to provide to a Third Party source code for any product or technology that is material to the business of the Consolidated Company as currently conducted, taken as a whole, and constitutes Company Intellectual Property;

               (viii) any Contract to license any Third Party to manufacture or reproduce any of the Consolidated Company's products, services or technology or any Contract to sell or distribute any of the Consolidated Company's products, services or technology, except (A) agreements with distributors, sales representatives or other resellers in the Ordinary Course of Business, and (B) agreements allowing internal backup copies made or to be made by end-user customers in the Ordinary Course of Business;

               (ix) any mortgage, indenture, guarantee, loan or credit agreement, security agreement or other contract relating to the borrowing of money or extension of credit, other than accounts receivables and payables in the Ordinary Course of Business;

               (x) any settlement agreement entered into within three (3) years prior to the date of this Agreement requiring the Consolidated Company to make a payment in cash or otherwise to deliver consideration to a Third Party, other than (A) any settlement agreement that provides for consideration immaterial in nature or amount and that was entered into with a former employee or independent contractor of the Consolidated Company in the Ordinary Course of Business in connection with the routine cessation of such employee's employment or independent contractor's relationship with the Consolidated Company or
          (B) any settlement agreement that provides for consideration consisting solely of $250,000 or less in cash, which amount was paid in full prior to the date of this Agreement;

               (xi) any Contract under which the Consolidated Company has licensed its Intellectual Property to a Third Party, other than to customers, distributors and other resellers in the Ordinary Course of Business;

               (xii) any Contract under which the Company or any of its Subsidiaries has received a license to any Third-Party Intellectual Property that is material to the business of the Consolidated Company as currently conducted, taken as a whole;

               (xiii) any standstill Contract with any Person that could relate to an Acquisition Proposal;

               (xiv) any material Contract with any of the Key Customers;

               (xv) any material Contract with respect to any Leased Property;
          and

               (xvi) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would be reasonably expected to have a material adverse effect on any material product or service offerings of the Company or otherwise have a Company Material Adverse Effect and that is not disclosed pursuant to clauses (i) through (xv) above.

          (b) Section 5.9 of the Disclosure Schedule sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or by which any of them are bound as of the date hereof.

          (c) All Company Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect could not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries and to the Knowledge of the Company no other party to any Company Material Contract, has violated any provision of, or committed or failed to perform any act that, with or without notice, lapse of time or both, would constitute a default under the provisions of any Company Material Contract, except in each case for those violations and defaults that could not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent a copy of each Company Material Contract entered into prior to the date hereof.

          (d)

               (i) Section 5.9(d) of the Disclosure Schedule sets forth a list for the twelve months ended December 31, 2005 of the top twenty customers of the Consolidated Company (collectively, the "Key Customers"), ranked by and specifying the amount of revenue from such Key Customers for the twelve months ended December 31, 2005. Since January 1, 2005 there has been no actual or, to the Knowledge of the Company, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of the Company or any of its Subsidiaries with any one or more of the Key Customers, other than as could not reasonably be expected to result in a Company Material Adverse Effect.

                  (ii) Neither the execution, delivery or performance of this
            Agreement by the Company nor the consummation by the Company of the Contemplated Transactions will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Company Material Contract with any Key Customer.

      5.10 SEC REPORTS. The Company has filed all forms, reports and documents with the SEC that have from and after December 31, 2003 been required to be filed by it (such forms, reports and documents, the "SEC Reports"). Each SEC Report complied, as of its filing date, in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, each as in effect on the date such SEC Report was filed, except as disclosed in any such SEC Report. True and correct copies of all Company SEC Reports filed prior to the date hereof, whether or not required under applicable Laws, have been furnished to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC.

      5.11 FINANCIAL STATEMENTS.

            (a) The consolidated financial statements of the Consolidated Company included in the SEC Reports have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto) except, in the case of unaudited interim financial statements, as may be permitted by the Exchange Act, and fairly present in all material respects the consolidated financial position of the Consolidated Company, taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended, provided that the unaudited interim financial statements may not contain footnotes and are subject to normal year-end adjustments, in each case as permitted by GAAP and the applicable rules and regulations promulgated by the SEC.

            (b) The records, systems, controls, data and information of the Consolidated Company, taken as a whole, are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to result in a Company Material Adverse Effect in the Company's system of internal accounting controls.

            (c) The Company has (i) designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities; (ii) designed such internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; and (iii) to the extent required by applicable Laws, disclosed, based on its most recent evaluation, to the Company's auditors and the audit committee of the Company's board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information,
      (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting and (C) any change in the Company's internal control over financial reporting that occurred during the Company's most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting. The Company has made available to Parent a summary of any such disclosure made by management to the Company's auditors and audit committee since January 1, 2003. The Company, and, to the Knowledge of the Company, its directors and officers are in compliance in all material respects with the Sarbanes-Oxley Act of 2002 (including the related rules and regulations promulgated thereunder) and the applicable listing and other rules and regulations of The Nasdaq National Market.

            (d) The Consolidated Company is not a party to, and does not have any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Consolidated Company, on the one hand, any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Consolidated Company, taken as a whole, in the Consolidated Company's consolidated financial statements.

            (e) Neither the Consolidated Company nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant, consultant or representative of the Company, has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Consolidated Company has, on or after December 31, 2003 engaged in questionable accounting or auditing practices. Since December 31, 2003, no current or former attorney representing the Consolidated Company has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the

      Consolidated Company or any of its officers, directors, employees or agents to the Company's board of directors or any committee thereof or to any director or executive officer of the Company.

            (f) To the Knowledge of the Company, no employee of the Consolidated Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act of 2002 by the Consolidated Company on or after December 31, 2004. Neither the Consolidated Company nor, to the Knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Consolidated Company, has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Consolidated Company in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act of 2002.

            (g) Neither the Company nor any of its Subsidiaries has any Liabilities required by GAAP to be set forth on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto, other than liabilities and obligations (i) set forth in the consolidated balance sheet (including in any related notes thereto) as of September 30, 2005 included in the Company's Quarterly Report on Form 10-Q for the quarter then ended, (ii) incurred in the Ordinary Course of Business since September 30, 2005, (iii) incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement or (iv) that would not reasonably be expected to have a Company Material Adverse Effect.

      5.12 PROXY STATEMENT. The letter to Stockholders, notice of meeting, proxy statement and form of proxy that will be provided to Stockholders in connection with the solicitation of proxies from Stockholders at the Company Stockholders Meeting (collectively, the "Proxy Statement") will not, at the time the Proxy Statement is first mailed to Stockholders, at the time of the Company Stockholders Meeting or at the Effective Time, (a) contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, (b) omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading in light of the circumstances under which they were or shall be made, or (c) omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting that has become false or misleading. Notwithstanding any of the foregoing, the Company does not make any representations or warranties with respect to information supplied by Parent, Acquisition Sub or any of their officers, directors, representatives, agents or employees for inclusion or incorporation by reference in the Proxy Statement. If at any time prior to the Company Stockholders Meeting any fact or event relating to the Company or any of its Affiliates that should be set forth in a supplement to the Proxy Statement should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform Parent of such fact or event.

      5.13 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 2005, (a) the Consolidated Company has conducted its business only in the Ordinary Course of Business and

(b) there has not been (i) a Company Material Adverse Effect or (ii) any other action or event that would have required the consent of Parent under Section 7.1 (other than paragraphs (b), (e), (f), (k) and (j) of Section 7.1) had such action or event occurred after the date of this Agreement.

      5.14 TAXES. The Company and each Subsidiary have filed all Tax Returns required to be filed and have paid all Taxes shown to be due on such Tax Returns, except where failures to file such Tax Returns or failures to pay such Taxes could not reasonably be expected to result in a Company Material Adverse Effect. All Tax Returns filed by the Company and each Subsidiary were complete and accurate in all material respects when filed, and disclose all material Taxes required to be paid by the Company and each Subsidiary for the periods covered thereby. None of the Company or any Subsidiary has waived any statute of limitations in respect of income Taxes. Neither the Company nor any Subsidiary has received any written notice of any material action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to Taxes of the Company or any Subsidiary. All material deficiencies asserted in writing to the Company or any Subsidiary or assessments made as a result of any examination of the Tax Returns referred to in the first sentence of this Section
5.14 either are being contested in good faith or have been paid in full. There are no liens for Taxes upon the assets of the Company or any Subsidiary except liens relating to current Taxes not yet due. All Taxes which the Company or any Subsidiary are required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of the Company, except where failures to do so could not result in a Company Material Adverse Effect. None of the Company or any Subsidiary has been a member, with respect to periods for which the statute of limitations has not expired, of any group of corporations filing Tax Returns on a consolidated, combined, unitary or similar basis other than each such group of which it is currently a member or of which the Company or any predecessor was the common parent. Neither the Company nor or any Subsidiary has been a party to any Listed Transaction. As a direct result of the transactions contemplated by this Agreement and except as set forth in Section 5.14 of the Disclosure Schedule, no payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, (i) will be (or under Section 280G of the Code and the Treasury Regulations thereunder be presumed to be) a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder, without regard to whether such payment or acceleration is reasonable compensation for personal services performed or to be performed in the future, or (ii) will constitute compensation in excess of the limitations set forth in Section 162(m) of the Code. No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code (relating to "FIRPTA").

      5.15 PERMITS; COMPLIANCE WITH LAWS.

            (a) The Consolidated Company (i) has the governmental or other regulatory approvals, licenses, certificates, consents, permits and other authorizations (collectively "Permits") in accordance with applicable Laws which are necessary for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the Knowledge of the Company, threatened attack by direct or collateral proceedings, and (ii) is in compliance with each such Permit, except where the failure to so obtain or comply would not be reasonably likely to result in a Company Material Adverse Effect.

            (b) Since its date of organization, the Consolidated Company has not, to the Knowledge of the Company, been the subject of any investigation conducted by any grand jury, administrative agency or other Governmental Body. The Consolidated Company has not and, to the Knowledge of the Company, its officers, directors and employees have not, directly or indirectly, made, authorized or received any payment, contribution or gift of money, property, or services, in violation of applicable law, (i) as a kickback or bribe to any Person or (ii) to any political organization or the holder of, or any aspirant to, any elective or appointive office of any Governmental Body. The Consolidated Company has not and, to the Knowledge of the Company, its officers, directors and employees have not, directly or indirectly, made, authorized or received any payment, contribution or gift of money, property, or services, in violation of applicable law, (x) as a kickback or bribe to any Person or (y) to any political organization or the holder of, or any aspirant to, any elective or appointive office of any Governmental Body.

            (c) Neither the Company nor any of its Subsidiaries is in violation of (i) its charter, bylaws or other organizational documents; (ii) any applicable Law; or (iii) any Order of any Governmental Body having jurisdiction over the Consolidated Company, except, in the case of clauses
      (ii) and (iii), for any violations that would not be reasonably likely to have a Company Material Adverse Effect. No written notice of any such violation or non-compliance has been received by the Company or any of its Subsidiaries since December 31, 2003.

      5.16 ENVIRONMENTAL LAWS. The Consolidated Company, taken as a whole, conducts its business and operations in compliance with all applicable environmental laws, ordinances and regulations ("Environmental Laws"), except where the failure to comply with Environmental Laws would not result in a Company Material Adverse Effect. The Consolidated Company has not received notice of any material claim, action, suit, proceeding, hearing or investigation against the Consolidated Company based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal or transport of hazardous material or waste. To the Knowledge of the Company, the Consolidated Company is not in violation of any applicable Environmental Law. The Consolidated Company has not received any official or formal notification of any current, pending or outstanding violation of Environmental Laws by any previous occupants of the premises currently leased by the Consolidated Company.

      5.17 TITLE TO PROPERTY AND ASSETS. The Consolidated Company does not own any real property. Section 5.17 of the Disclosure Schedule sets forth a complete and accurate list of all real property and improvements leased by the Consolidated Company (collectively "Leased Property"). Subject to the interests of the Company's lenders, the Consolidated Company has valid and subsisting leasehold rights in the Leased Property identified in Section 5.17 of the Disclosure Schedule, free and clear of Encumbrances. The Company and each of its Subsidiaries has good and valid title to all of their personal properties and assets reflected as being owned by the Company or a Subsidiary of the Company on the consolidated balance sheet (including in any related notes thereto) as of September 30, 2005 included in the Company's Quarterly Report on Form 10-Q for the quarter then ended or acquired after September 30, 2005 (other than assets disposed of since September 30, 2005 in the Ordinary Course of Business), in each case free and clear of all Encumbrances and title defects except for such Encumbrances and defects that are not material in the aggregate.

      5.18 LABOR AGREEMENTS AND ACTIONS. The Consolidated Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested, or to the Knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Consolidated Company. Except as set forth in Section 5.18 of the Disclosure Schedule, the Consolidated Company is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement. The Consolidated Company, taken as a whole, has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment. The Consolidated Company has withheld all amounts required by law or agreement to be withheld by it from the wages, salaries and other payments to its employees and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing, except for any such failure that has not had or could not reasonably be expected to result in a Company Material Adverse Effect. There is no pending, or, to the Knowledge of the Company, threatened or anticipated, employment discrimination charges or complaints against or involving the Consolidated Company before any federal, state, or local board, department, commission or agency, except for any such charge or complaint that has not had or could not reasonably be expected to result in a Company Material Adverse Effect.

      5.19 INSURANCE. The Consolidated Company maintains insurance policies as set forth in Section 5.19 of the Disclosure Schedule. Such policies are in full force and effect and have been underwritten by unaffiliated insurers and will be in full force and effect immediately after the Closing. The Consolidated Company has paid all premiums on such policies due and payable prior to the date of this Agreement. To the Knowledge of the Company, the Consolidated Company has not done anything by way of action or inaction that invalidates any of such policies in whole or in part.

      5.20 EMPLOYEE BENEFITS. Section 5.20 of the Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all material Employee Benefit Plans maintained, or contributed to, by the Consolidated Company or any of its ERISA Affiliates or under which the Consolidated Company could reasonably be expected to have any material liability or obligation (together, the "Company Employee Plans"). For purposes of this Agreement, the following terms shall have the following meanings: (i) "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation or employee benefits, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee of the Consolidated Company or any of its ERISA Affiliates; (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended; and (iii) "ERISA Affiliate" means any entity that is a member of (A) a controlled group of corporations (as defined in section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in section 414(c) of the Code), or (C) an affiliated service group (as defined under section 414(m)
of the Code or the regulations under section 414(o) of the Code), any of which includes or included the Consolidated Company.

            (a) With respect to each Company Employee Plan, the Company has made available to Parent a complete and accurate copy of (i) such Company Employee Plan or a written summary of each unwritten plan, (ii) the most recent annual report (Form 5500), if any, filed with the Internal Revenue Service, (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan and (iv) all correspondence with any Governmental Body relating to any currently outstanding audit.

            (b) Each Company Employee Plan has been since December 31, 2003 administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms.

            (c) With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP. The assets of each Company Employee Plan that is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

            (d) All Company Employee Plans that are intended to be qualified under section 401(a) of the Code are based on master or prototype documents that have received favorable opinion letters from the Internal Revenue Service to the effect that the forms of such master or prototype documents are acceptable under section 401(a) of the Code; no such opinion letters have been revoked and revocation has not been threatened; no such Employee Benefit Plan has been adopted or amended in any manner that would cause such plan to be considered an individually designed plan; and no act or omission has occurred that would adversely affect its qualification or materially increase its cost.

            (e) Neither the Consolidated Company, nor any of its ERISA Affiliates has (i) ever maintained, contributed to or had any material liability or obligation under a Company Employee Plan that was ever subject to section 412 of the Code or Title IV or Section 302 of ERISA or
      (ii) ever been obligated to contribute to or had any material liability under a "multiemployer plan" (as defined in section 4001(a)(3) of ERISA).

            (f) Except as set forth in Section 5.20(f) of the Disclosure Schedule, the Consolidated Company is not a party to any oral or written
      (i) agreement with any stockholder, director, executive officer or other key employee of the Consolidated Company (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature of any of the Contemplated Transactions, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; or (ii) agreement or plan binding the Consolidated Company, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the Contemplated Transactions, or the value of any of the benefits of which shall be calculated on the basis of any of the Contemplated Transactions.

      5.21 BROKERS. The Consolidated Company has not retained any broker or finder in connection with any of the Contemplated Transactions other than J.P. Morgan Securities, Inc. ("JPM") and St. Charles Capital, LLC ("St. Charles") and the Consolidated Company has not incurred or agreed to pay, other than JPM and St. Charles, or taken any other action that would entitle any Person to receive, any brokerage fee, finder's fee or other similar fee or commission with respect to any of the Contemplated Transactions.

      5.22 VOTING REQUIRED. Assuming that the representations of Parent and Acquisition Sub contained in Section 6.11 are correct, the affirmative vote of the holders of a majority of the outstanding Shares (the "Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary (under applicable Law or any Contract) to adopt this Agreement and approve the Merger. Assuming that the representations of Parent and Acquisition Sub contained in Section 6.11 are correct, the board of directors of the Company has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL are not applicable to this Agreement and the Contemplated Transactions, including the Merger. To the Knowledge of the Company, no other state takeover statutes or charter or bylaw provisions are applicable to the Merger, this Agreement or the transactions contemplated hereby.

      5.23 OPINION OF FINANCIAL ADVISORS. The Company has received the oral opinions (to be confirmed in writing) of JPM and St. Charles to the effect that, as of the date of such opinion, the consideration to be received by the holders of Common Stock pursuant to this Agreement, is fair from a financial point of view to such holders, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

SECTION 6. REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB.

      Each of Parent and Acquisition Sub, jointly and severally, represents and warrants as follows:

      6.1 GOOD STANDING AND CORPORATE POWER. Each of Parent and Acquisition Sub is validly existing and in good standing as a corporation under the laws of the jurisdiction of its incorporation, and has all necessary corporate power to execute and deliver this Agreement and to perform its obligations under the Transaction Agreements and to consummate the transactions contemplated thereby.

      6.2 AUTHORIZATION. The execution, delivery and performance of this Agreement on behalf of each of Parent and Acquisition Sub have been duly authorized by all necessary action on the part of each of Parent and Acquisition Sub and their respective boards of directors, and no other action on the part of either Parent or Acquisition Sub is necessary to authorize the execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated thereby. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition Sub and constitutes, and upon the execution and delivery by each of Parent and Acquisition Sub of the Transaction Agreements, the Transaction Agreements shall constitute, legal, valid and binding obligations of each of Parent and Acquisition Sub enforceable against each of Parent and Acquisition Sub in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganizations, moratorium or other laws affecting creditors' rights generally.

      6.3 NO CONFLICTS. The execution and delivery by each of Parent and Acquisition Sub of the Transaction Agreements, the performance of their respective obligations under the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements do not and shall not:

            (a) Conflict with or result in a violation or breach of any of the terms, conditions or provisions of Parent's or Acquisition Sub's certificate of incorporation or bylaws;

            (b) Conflict with or result in a violation or breach of any term or provision of any Law, except for such conflicts, violations or breaches that would not reasonably be expected to have a Parent Material Adverse Effect; or

            (c) Conflict with or result in a violation or breach of, or constitute a default under, or require Parent or Acquisition Sub to obtain any consent or approval under the terms of, any material Contract to which Parent or Acquisition Sub is a party or by which any of Parent's or Acquisition Sub's assets and properties is bound.

      6.4 GOVERNMENTAL APPROVALS AND FILINGS. Other than compliance with the HSR Act, any required foreign competition filings and applicable SEC regulations, no consent, approval or action of, filing with or notice to any Governmental Body on the part of Parent or Acquisition Sub is required in connection with the execution, delivery and performance of the Transaction Agreements or the consummation of the transactions contemplated hereby or thereby.

      6.5 BROKERS. Neither Parent nor Acquisition Sub has retained any broker or finder in connection with any of the Contemplated Transactions other than William Blair & Company L.L.C. ("William Blair"), and neither Parent nor Acquisition Sub has incurred or agreed to pay, other than William Blair, to any Person or taken any other action that would entitle any Person to receive, any brokerage fee, finder's fee or other similar fee or commission with respect to any of the Contemplated Transactions.

      6.6 FINANCIAL CAPACITY. As of the Effective Time, Parent will have adequate funds on hand to make the payments required by Sections 2.9, 2.10 and
2.12 and otherwise to consummate the Contemplated Transactions.

      6.7 ACQUISITION OF CAPITAL STOCK. Parent is acquiring the Common Stock for its own account and for investment, and not with a view to, or for sale in connection with, any distribution of any of such Common Stock.

      6.8 INFORMATION SUPPLIED. None of the information supplied by Parent, Acquisition Sub or their officers, directors, representatives, agents or employees expressly for inclusion in the Proxy Statement will, on the date the Proxy Statement is first sent to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

      6.9 LITIGATION. There are no Proceedings pending or, to the Knowledge of the Parent, threatened against or affecting Parent or Acquisition Sub or any of their respective properties except for Proceedings that would not have a Parent Material Adverse Effect. Neither Parent nor Acquisition Sub is subject to any outstanding Order, except for Orders that would not have a Parent Material Adverse Effect.

      6.10 OWNERSHIP OF COMPANY CAPITAL STOCK. Neither Parent nor Acquisition Sub is, nor at any time during the last three years has it been, an "interested stockholder" of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

      6.11 ACQUISITION SUB. Acquisition Sub has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions, including the Merger. As of the Effective Time, Acquisition Sub will be a wholly-owned subsidiary of Parent.

SECTION 7. COVENANTS.

      The Company agrees that, between the date of this Agreement and the Closing Date:

      7.1 CONDUCT OF BUSINESS. Except as (i) contemplated by this Agreement,
(ii) disclosed in the Disclosure Schedule or (iii) necessary to carry out the Contemplated Transactions, the Company shall use commercially reasonable efforts to and to cause its Subsidiaries to conduct their operations in the Ordinary Course of Business. Except as set forth in clauses (i), (ii) and (iii) of the preceding sentence, the Company shall use its commercially reasonable efforts to
(i) keep available to the business the services of the key employees of the Business (except for retirements in the ordinary course), (ii) conduct its business in compliance, in all material respects, with all applicable Laws,
(iii) maintain its properties and assets in a state of repair and condition that is consistent with the normal conduct of its business and (iv) maintain its relations and good will with its principal suppliers, customers and others having business relationships with it. Without limiting the generality of the foregoing, the Company agrees that, without Parent's prior written consent (which consent shall not be unreasonably withheld or delayed by Parent):

            (a) the Consolidated Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, except for repurchases of shares from former employees whose employment has been terminated and except for cash dividends paid to the Company by any wholly owned Subsidiary of the Company;

            (b) except for the issuance of Common Stock upon the exercise of Company Options or other awards, in each case in accordance with their current terms issued pursuant to the Stock Option Plan and outstanding on the date hereof, or the Warrant, neither the Company nor any of its Subsidiaries shall issue, deliver, sell, pledge, dispose of or otherwise encumber, or authorize or propose the issuance, delivery, sale, pledge, disposition or encumbrance of, any shares of their respective capital stock of any class, any Voting Debt or any securities convertible into or exercisable or exchangeable for, or any rights, warrants, calls or options to acquire, any such shares or Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing;

            (c) neither the Company nor any of its Subsidiaries shall split, combine, reclassify or similarly reorganize their respective capital stock;

            (d) the Company shall not amend its certificate of incorporation or bylaws, and neither the Company nor any of its Subsidiaries shall effect or become a party to any acquisition transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

            (e) the Consolidated Company shall not form any Subsidiary or acquire any equity interest or other interest (debt or equity) in any other Entity;

            (f) neither the Company nor any of its Subsidiaries shall make any capital expenditures or other expenditures with respect to property, plant or equipment, except (i) as set forth in the Company's budget for capital expenditures previously made available to Parent, (ii) any other such capital expenditures or expenditures that do not exceed $300,000 individually or $750,000 in the aggregate for the Consolidated Company, or
      (iii) emergency capital expenditures necessary to replace equipment to restore service to then-current operational levels not to exceed $100,000, net of insurance coverage;

            (g) neither the Company nor any of its Subsidiaries shall (i) incur any indebtedness for borrowed money or guarantee any indebtedness of another Person, other than (A) in connection with the financing of trade receivables in the Ordinary Course of Business, (B) letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the Ordinary Course of Business and (C) pursuant to existing credit facilities in the Ordinary Course of Business, (ii) except in connection with any one or more of the activities described in the preceding clauses (A), (B) and (C), issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee, endorse or otherwise become liable or responsible for any debt or other obligations of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Consolidated Company in the Ordinary Course of Business and extensions of credit to customers and distributors of the Consolidated Company in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person, other than the Company or any of its direct or indirect wholly owned Subsidiaries; provided, however, that the Company may, in the Ordinary Course of Business, continue to invest in debt securities in accordance with the Company's cash investment policy attached to Section 7.1(g) of the Disclosure Schedule, or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Consolidated Company against fluctuations in commodities prices or exchange rates;

            (h) neither the Company nor any of its Subsidiaries shall establish, adopt, terminate, or amend (other than in accordance with applicable Law) any Employee Benefit Plan, and, except for (A) payments made in accordance with the Company's existing bonus plan and (B) rolling over of the 2005 senior management bonus plan to 2006 (with target bonus amounts not greater than their 2005 amounts with 2006 performance targets to be determined in the Ordinary Course of Business), shall not pay any bonus or make any profit-sharing or similar payment to, or, except in accordance with the Company's commission policy which is currently in effect, increase the amount or accelerate the payment of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of their respective directors, officers or employees except for non-executive or non-officer employee raises in the Ordinary Course of Business not to exceed the budgeted amount (3.5%) in the aggregate;

            (i) the Consolidated Company shall not change any of its methods of accounting or accounting practices in any respect, except as necessary to comply with GAAP;

            (j) except as necessary to comply with applicable Law, neither the Company nor any of its Subsidiaries shall prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

            (k) neither the Company nor any of its Subsidiaries shall initiate, compromise or settle any material Proceeding (other than in connection with the enforcement of the Company's rights under this Agreement);

            (l) neither the Company nor any of its Subsidiaries shall enter into any transaction or take any other action that might reasonably be expected to cause or constitute a breach of any representation or warranty made by the Company in this Agreement;

            (m) neither the Company nor any of its Subsidiaries shall terminate, amend, or modify in any material respect, any material permit, Consent of a Governmental Body or other similar right, other than (i) as required by any applicable Governmental Body; (ii) in connection with the transactions contemplated hereby; or (iii) in the Ordinary Course of Business;

            (n) neither the Company nor any of its Subsidiaries shall grant any Encumbrance on any material asset (other than Encumbrances for Taxes not yet due and payable or incurred in the Ordinary Course of Business and not of a material nature), except as may be required by the Company's agreements with lenders;

            (o) neither the Company nor any of its Subsidiaries shall sell, license, assign, transfer, lease, or otherwise dispose of any of the material assets of the Consolidated Company, taken as a whole, other than in the Ordinary Course of Business;

            (p) neither the Company nor any of its Subsidiaries shall enter into or terminate any Company Material Contract or amend or modify in any material respect or waive any material rights under any Company Material Contract; and

            (q) neither the Company nor any of its Subsidiaries shall agree or commit to take any of the actions described in this Section 7.1.

      7.2 GOVERNMENTAL FILINGS. Each of Parent and the Company agrees to use its commercially reasonable efforts to (a) make any filings required or in Parent's reasonable opinion advisable pursuant to the HSR Act and any applicable foreign antitrust, competition or merger control Laws with respect to the transactions contemplated hereby as promptly as practicable, (b) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and/or any such applicable foreign Law and (c) take all other actions necessary to cause the expiration or termination of the applicable waiting periods or to obtain any consents under the HSR Act and/or such foreign Law, as soon as practicable.

      7.3 APPROVALS AND CONSENTS.

            (a) The parties shall cooperate with each other and use their commercially reasonable efforts to obtain all necessary Consents, including (a) all necessary Consents of any Governmental Body including those described in
Section 7.2 and (b) all Consents described in Section 5.6 of the Disclosure Schedule, in connection with the consummation of the Contemplated Transactions. Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, the parties hereto shall furnish information required in connection therewith and seek timely to obtain any such Consents.

            (b) Notwithstanding anything to the contrary contained in this Agreement, (i) neither Parent nor any of its Affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of the businesses, product lines or assets of Parent, the Company or any of their respective Subsidiaries or Affiliates and (ii) the Company shall not, without Parent's prior written consent, take or agree to take any such action.

      7.4 ACCESS. Subject to the provisions of the Non-Disclosure Agreement and
Section 7.6, the Company shall and shall cause each of its Subsidiaries to, after receiving reasonable advance notice from Parent, give Parent reasonable access (during normal business hours and in a manner that does not disrupt or interfere with business operations) to the properties, personnel, books, records and contracts of the Consolidated Company for the purpose of enabling Parent to further investigate and inspect, at Parent's sole expense, the business, operations and legal affairs of the Consolidated Company.

      7.5 NOTICE OF DEVELOPMENTS. The Company shall give prompt written notice to Parent, and Parent and Acquisition Sub shall give prompt written notice to the Company, of (a) the discovery by any of them of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by such party in this Agreement; (b) the discovery by any of them of any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by such party in this Agreement if such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; (c) the failure by any of them to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; and (d) the discovery of any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would result in a Company Material Adverse Effect, in the case of the Company, or a Parent Material Adverse Effect, in the case of Parent; provided, however, that in each case, such notice shall not constitute waiver of any defense that may be validly asserted.

      7.6 CONFIDENTIALITY. Each of the parties shall comply in all respects with the provisions of the Non-Disclosure Agreement.

      7.7 COMPANY STOCKHOLDERS MEETING; PROXY STATEMENT.

            (a) The Company shall call a meeting of its stockholders (the "Company Stockholders Meeting") to be held as soon as reasonably practicable after the date hereof for the purpose of obtaining the Stockholder Approval, and shall use its commercially reasonable efforts to cause such meeting to occur as soon as reasonably practicable after the Proxy Statement is cleared by the SEC. Subject to Section 7.8, the Company shall use its commercially reasonable efforts to obtain the Stockholder Approval. Notwithstanding anything to the contrary in this Agreement, but subject to the Company's right to terminate pursuant to Section 10.1(f), the Company agrees to submit this Agreement to its stockholders for approval and adoption whether or not the board of directors of the Company determines at any time subsequent to the date hereof that this Agreement is no longer advisable and recommends that the stockholders of the Company reject it. In connection with such Company Stockholders Meeting, the Company shall promptly prepare and file with the SEC and mail to its stockholders as promptly as practicable the Proxy Statement and any amendments or supplements thereto. The Company shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable.

            (b) Parent and Acquisition Sub shall reasonably cooperate with the Company in connection with the preparation of the Proxy Statement including furnishing to the Company all information regarding Parent and its Affiliates as may be required to be disclosed therein, as determined by the Company in consultation with its outside counsel. Each of the Company, Parent and Acquisition Sub shall promptly correct any information in the Proxy Statement provided by it for use in the Proxy Statement and notify the other parties hereto if and to the extent that it shall have become false or misleading in any material respect or omit to state a material fact necessary to make the statements therein not false or misleading prior to the Company Stockholders Meeting. The Company shall cause, and Parent and Acquisition Sub shall reasonably cooperate with the Company in connection with causing, the Proxy Statement, as so corrected, to be filed with the SEC and to be disseminated to the holders of Common Stock, in each case, and to the extent required by applicable federal securities Laws. Parent, Acquisition Sub and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement before it is filed with the SEC. In addition, the Company shall provide Parent, Acquisition Sub and their counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Proxy Statement promptly after receipt of such comments and shall consult with Parent, Acquisition Sub and their counsel prior to responding to such comments. Subject to Section 7.8 and applicable Law, the Company shall cause the Proxy Statement to contain the recommendation of the Company's board of directors that the Company's stockholders approve this Agreement and the Merger.

      7.8 NO SOLICITATION. Except as set forth in this Section 7.8:

            (a) From and after the date of this Agreement until the termination of this Agreement pursuant to Section 10, the Consolidated Company shall not, and it shall cause its officers, directors, employees, investment bankers, agents and representatives of the Consolidated Company not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal or (ii) engage in any discussions or negotiations with, or furnish any nonpublic information relating to the Consolidated Company or afford any access to the properties, books or records of the Consolidated Company, otherwise knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that has made or, to the Knowledge of the Company, is seeking to make, an Acquisition Proposal. Notwithstanding the foregoing, the Company or its board of directors, directly or indirectly through advisors, agents or other intermediaries, may furnish information concerning the businesses, properties or assets of the Consolidated Company to any Person or group, including furnishing nonpublic information pursuant to an executed non-disclosure agreement, the terms of which are comparable to the terms contained in the Non-Disclosure Agreement, and may engage in discussions and negotiations with such Person or group concerning an acquisition only if: (A) such Person or group has submitted an unsolicited bona fide Acquisition Proposal which the board of directors of the Company determines in good faith is, or is reasonably likely to result in, a Superior Proposal and (B) the board of directors of the Company determines in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

            (b) The Company shall promptly (and in any event within 24 hours) notify Parent of any Acquisition Proposal, any material modifications thereto or any request for non-public information relating to the Consolidated Company or for access to the properties, books or records of the Consolidated Company by any Third Party that, to the Knowledge of the Company, is considering making, or has made, an Acquisition Proposal or request. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal or request. The Company shall keep Parent informed on a current basis of the status and details of any such Acquisition Proposal or request, and shall promptly (and in any event within 24 hours) provide to Parent a copy of all written materials subsequently provided to or by the Company in connection with such Acquisition Proposal or request.

            (c) The Consolidated Company shall, and shall cause the officers, directors, employees, investment bankers, agents and representatives of the Consolidated Company to, immediately cease and cause to be terminated all existing discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal, and shall terminate any access of any such Third Party to any nonpublic information, and shall immediately direct any Third Parties to return or destroy any nonpublic information provided to them.

            (d) Except as set forth in this Section 7.8(d), the board of directors of the Company shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Acquisition Sub, the approval or recommendation by the board of directors of the Company of this Agreement or the transactions contemplated hereby, including the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (iii) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, the board of directors of the Company shall be permitted to take the actions described in this Section 7.8(d) if (A) the Company has complied with Section 7.8(e), and (B) the board of directors of the Company determines in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law.

            (e) The Company shall give Parent forty-eight (48) hours notice that the Company's board of directors is considering, or is prepared to (i) withdraw or modify its approval or recommendation of the Merger and this Agreement or
(ii) accept a Superior Proposal, in order to allow Parent the opportunity to make an offer to the Company; provided that the Company may not definitively accept a Superior Proposal unless the Company concurrently therewith terminates this Agreement pursuant to Section 10.1(f) and makes any payment required by
Section 10.3(d)(i).

            (f) Nothing in this Section 7.8 shall prohibit the Company or its board of directors, directly or indirectly through advisors, agents or other intermediaries, from taking and disclosing to the Company's Stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to the requirements of Rules 14d-9 and 14e-2 promulgated under the Exchange Act or making any disclosure or recommendation to the Company's Stockholders if, after consultation with outside counsel, the board of directors determines in good faith that failure to take such action would be inconsistent with fiduciary duties to the Company's Stockholders under applicable law.

            (g) During the period from the date of this Agreement through the Effective Time, the Company (i) shall not terminate, amend, modify or waive any provision of any confidentiality agreement relating to an Acquisition Proposal or standstill agreement to which the Company or any of its Subsidiaries is a party (other than any involving Parent) and (ii) agrees to use commercially reasonable efforts to enforce the provisions of any such agreements, provided, however, that the Company shall only be required to take any legal action at Parent's request and expense, including obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

      7.9 PUBLIC ANNOUNCEMENTS. The Company, Acquisition Sub and Parent shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties shall issue any press release or make any public statement prior to obtaining the other parties' written consent, which consent shall not be unreasonably withheld or delayed, except that no such consent shall be necessary to the extent disclosure may be required by Law, Order or applicable stock exchange or NASDAQ rule or any listing agreement of any party hereto.

      7.10 INVESTIGATION. In conducting its investigation of the business, operations and legal affairs of the Company, each of Parent and Acquisition Sub shall use its commercially reasonable efforts to not interfere in any manner with the business or operations of the Company or with the performance of any of the Company's employees.

      7.11 EMPLOYEE MATTERS. With respect to the employees of the Parent, the Surviving Corporation or their respective Subsidiaries who shall have been employees of the Company or any of its Subsidiaries immediately prior to the Effective Time (each, a "Continuing Employee"), for a twelve-month period following the Effective Time, Parent will maintain and shall cause the Surviving Corporation and their respective Subsidiaries to maintain in effect the severance policy of the Company (as described in Section 7.11 of the Disclosure Schedule) and Parent will provide, and shall cause the Surviving Corporation and their respective Subsidiaries to provide, the benefits of such severance policy to each Continuing Employee who is terminated other than for cause or who resigns for good reason during such twelve-month period. Nothing in this Agreement shall be interpreted as limiting the power of Parent and its Subsidiaries, including the Surviving Corporation, to amend or terminate any Employee Benefit Plan or any other employee plan, program or arrangement or as requiring Parent or its Subsidiaries to offer to continue any employment agreement (other than as required by its terms) or to continue the employment of any Continuing Employee. The Company shall terminate the Company's 401(k) plan at least one business day prior to the Effective Time. Upon termination, the Company shall make no further contributions to the 401(k) Plan (other than contributions which relate to compensation paid for services rendered on or prior to the date of the termination of the 401(k) Plan), all participants in the 401(k) Plan shall vest 100% in their respective account balances, and the plan administrator of the 401(k) Plan shall be authorized, but not directed, to apply for a favorable determination letter from the Internal Revenue Service with respect to the termination of the 401(k) Plan.

      7.12 DIRECTORS' AND OFFICERS' INDEMNIFICATION.

            (a) From and after the Closing Date, Parent agrees that it will (or, as applicable, will cause the Surviving Corporation to) (i) indemnify and hold harmless, against any costs or expenses (including attorney's fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and provide advancement of expenses to, all past and present directors, officers, employees and agents of the Company and its Subsidiaries (in all of their capacities) (A) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company's amended and restated certificate of incorporation, bylaws and indemnification agreements in existence on the date of this Agreement with any directors, officers and employees of the Company and its Subsidiaries and (B) without limitation to clause (A), to the fullest extent permitted by law, in each case for acts or omissions at or prior to the Closing Date (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in the Company's (or any successor's) certificate of incorporation and bylaws for a period of six years after the Closing Date, the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the amended and restated certificate of incorporation and bylaws of the Company and (iii) cause to be maintained for a period of six years after the Closing Date the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company or replacement policies providing substantially similar coverage provided, however, that neither Parent nor the Surviving Corporation shall be required to pay a premium to maintain such policies in excess of $800,000 in the aggregate.

            (b) If Parent or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving company or entity of such consolidation or merger or
(ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other Entity, then, and in each case, proper provisions shall be made so that the successors and assigns of Parent shall assume all of the obligations set forth in this Section 7.12.

            (c) The obligations of Parent under this Section 7.12 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 7.12 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 7.12 applies shall be third party beneficiaries of this Section 7.12).

      7.13 OBLIGATIONS OF ACQUISITION SUB; VOTING OF COMMON STOCK. Parent shall take all action necessary to cause Acquisition Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Parent shall vote any Shares beneficially owned by it or any of its subsidiaries in favor of adoption of this Agreement at the Company Stockholders Meeting.

      7.14 STOCKHOLDER LITIGATION. The parties to this Agreement shall cooperate and consult with one another in connection with any stockholder litigation against any of them or any of their respective directors or officers with respect to the transactions contemplated by this Agreement. In furtherance of and without in any way limiting the foregoing, each of the parties shall use its respective commercially reasonable efforts to prevail in such litigation so as to permit the consummation of the transactions contemplated by this Agreement in the manner contemplated by the Agreement.

      7.15 STATE TAKEOVER LAWS. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, the Company and its boards of directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby.

SECTION 8. CONDITIONS TO OBLIGATION OF PARENT AND ACQUISITION SUB TO CLOSE.

      The obligation of Parent and Acquisition Sub to consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by Parent and Acquisition Sub in whole or in part):

      8.1 HSR ACT.

            (a) The waiting period (and any extension thereof) under the HSR Act applicable to the Contemplated Transactions shall have been terminated or shall have expired and any investigation opened by means of a second request for information or otherwise shall have been terminated or closed.

            (b) All other authorizations, consents, orders, declarations or approvals of or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Body, which the failure to obtain, make or occur would have a Company Material Adverse Effect or a material adverse effect on Parent and its Subsidiaries, taken as a whole, shall have been obtained, shall have been made or shall have occurred

      8.2 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. (a) Each of the representations and warranties of the Company contained in Section 5.1 (Organization), Section 5.2 (Capitalization and Voting Rights), Section 5.3 (Subsidiaries/Other Ownership Interest), Section 5.4 (Authorization), Section
5.12 (Proxy Statement), Section 5.22 (Voting Required) and Section 5.23 (Opinion of Financial Advisors) shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date (other than, in each case, representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date); (b) (i) the Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Closing Date; and (ii) each of the representations and warranties of the Company contained in this Agreement (other than those contained in subsection 8.2(a)), when read without any exception or qualification as to materiality, Company Material Adverse Effect or Knowledge, shall be true and correct as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date (other than, in each case, representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date); except where the failure of the representations and warranties referred to in subsection 8.2(b)(ii) to be so true and correct has not had nor is it reasonably likely to have a Company Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

      8.3 NO ORDER; NO LITIGATION. There shall not be in effect any Order (whether temporary, preliminary or permanent) of any Governmental Body of competent jurisdiction having the effect of prohibiting or making illegal the consummation of the Contemplated Transactions and no Governmental Body shall have instituted any Proceeding that is pending seeking such an Order and no other Person shall have instituted any Proceeding that is pending and that could reasonably be expected to result in a Company Material Adverse Effect or a material adverse effect on Parent and its Subsidiaries, taken as a whole.

      8.4 ABSENCE OF NEW LEGAL REQUIREMENTS. No Law shall have been enacted, promulgated, enforced or entered having the effect of prohibiting or making illegal the consummation of the Contemplated Transactions.

      8.5 STOCKHOLDER APPROVAL. The Stockholder Approval shall have been duly obtained.

      8.6 NO COMPANY MATERIAL ADVERSE EFFECT. There shall have been no Company Material Adverse Effect since the date of this Agreement.

      8.7 CONSENTS. The Company shall have obtained (a) each of the consents or approvals listed on Section 5.6 of the Disclosure Schedule and (b) the consent or approval of each Person that is not a Governmental Body whose consent or approval shall be required in connection with the transactions contemplated hereby under any material Contract by which the Company or any of its Subsidiaries is bound, except in the case of clause (b), where the failure to obtain such consents and approvals would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 9. CONDITIONS TO OBLIGATION OF THE COMPANY TO CLOSE.

      The obligation of the Company to consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by the Company in whole or in part):

      9.1 HSR ACT. The waiting period (and any extension thereof) under the HSR Act applicable to the Contemplated Transactions shall have been terminated or shall have expired and any investigation opened by means of a second request for information or otherwise shall have been terminated or closed.

      9.2 REPRESENTATION AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. (a) Parent and Acquisition Sub shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Closing Date; and (b) each of the representations and warranties of Parent and Acquisition Sub contained in this Agreement, when read without any exception or qualification as to materiality, Parent Material Adverse Effect or Knowledge of the Parent, shall be true and correct as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date (other than, in each case, representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), except where the failure to be so true and correct has not had nor is it likely to have a Parent Material Adverse Effect, except in the case of each of clause (b) for such failures to be so true and correct are solely the result of an action taken by Parent that is expressly permitted by this Agreement, and the Company shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

      9.3 NO ORDER; NO LITIGATION. There shall not be in effect any Order (whether temporary, preliminary or permanent) of any Governmental Body of competent jurisdiction having the effect of prohibiting or making illegal the consummation of the Contemplated Transactions and no Governmental Body shall have instituted any Proceeding that is pending seeking such an Order and no other Person shall have instituted any Proceeding that is pending and that could reasonably be expected to result in a Company Material Adverse Effect or a material adverse effect on Parent and its Subsidiaries, taken as a whole.

      9.4 ABSENCE OF NEW LEGAL REQUIREMENTS. No Law shall have been enacted, promulgated, enforced or entered having the effect of prohibiting or making illegal the consummation of the Contemplated Transactions.

      9.5 STOCKHOLDER APPROVAL. The Stockholder Approval shall have been duly obtained.

SECTION 10. TERMINATION OF AGREEMENT.

      10.1 RIGHT TO TERMINATE AGREEMENT. This Agreement may be terminated prior to the Closing:

            (a) by Parent if there is a misrepresentation or breach of any of the covenants or agreements of the Company that results in a Company Material Adverse Effect, and which such breach has not been cured within thirty (30) days following written notice thereof (provided that neither Parent nor Acquisition Sub is in breach of any of its representations, warranties, covenants or agreements in this Agreement such that a Parent Material Adverse Effect has occurred);

            (b) by the Company if there is a misrepresentation or breach of any of the covenants or agreements of Parent or Acquisition Sub that results in a Parent Material Adverse Effect, and which such breach or misrepresentation has not been cured within thirty (30) days following written notice thereof (provided that the Company is not in breach of any of its representations, warranties, covenants or agreements in this Agreement such that a Company Material Adverse Effect has occurred);

            (c) by Parent at or after the End Date if any condition set forth in
      Section 8 has not been satisfied by that date (other than principally as a result of any failure on the part of Parent or Acquisition Sub to comply with or perform its or their covenants and obligations under this Agreement);

            (d) by the Company at or after the End Date if any condition set forth in Section 9 has not been satisfied by that date (other than principally as a result of the failure on the part of the Company to comply with or perform its covenants or obligations under this Agreement);

            (e) by either the Company or Parent, if the Stockholder Approval shall not have been obtained at the Company Stockholders Meeting or at any adjournment or postponement thereof at which a vote on such approval was taken;

            (f) by the Company if prior to obtaining the Stockholder Approval, the board of directors of the Company shall have determined to accept a Superior Proposal pursuant to and in compliance with Sections 7.8(d) and
      (e);

            (g) by Parent if the board of directors of the Company shall have
      (i) withdrawn, modified or changed, in a manner adverse to Parent or Acquisition Sub, the approval or recommendation by the board of directors of the Company of this Agreement or the Contemplated Transactions, including the Merger, (ii) approved or recommended any Acquisition Proposal by a Third Party, (iii) entered into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to any Acquisition Proposal by a Third Party; or (iv) a tender offer or exchange offer for outstanding Shares shall have been commenced (other than by Parent or an Affiliate of Parent) and the board of directors of the Company recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten Business Days after the commencement of such tender or exchange offer, the board of directors of the Company fails to recommend against acceptance of such offer;

            (h) by the mutual written consent of Parent, Acquisition Sub and the Company; or

            (i) by either Parent or the Company if a Governmental Body of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger.

      10.2 TERMINATION PROCEDURES.

            (a) If Parent determines it may exercise its right to terminate this Agreement pursuant to Section 10.1(a) it shall deliver to the Company a written notice specifying the detailed basis therefore and providing the Company a reasonable period, but not less than thirty (30) days, to cure the deficiency. If the Company determines it may exercise its right to terminate this Agreement pursuant to Section 10.1(b) it shall deliver to Parent a written notice specifying the detailed basis therefore and providing Parent a reasonable period, but not less than thirty (30) days, to cure the deficiency.

            (b) If Parent wishes to terminate this Agreement pursuant to Section 10.1(c) or (g), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a detailed description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to
      Section 10.1(d) or (f), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a detailed description of the basis on which the Company is terminating this Agreement.

      10.3 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
Section 10.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that:

            (a) No party shall be relieved of any obligation or other Liability arising from any breach by such party of any provision of this Agreement.

            (b) The parties shall, in all events, remain bound by and continue to be subject to the provisions of this Section 10.3, Section 7.6 and all of Section 11, including the expense provisions of Section 11.1.

            (c) Parent, Acquisition Sub and the Company shall, in all events, remain bound by and continue to be subject to the Non-Disclosure Agreement for the term thereof.

            (d) The Company shall pay, or cause to be paid, to Parent an amount equal to Fifteen Million Dollars ($15,000,000) (the "Termination Fee") by wire transfer of immediately available funds:

                  (i) if this Agreement is terminated by the Company pursuant to
            Section 10.1(f), concurrently with such termination; or

                  (ii) if this Agreement is terminated by Parent pursuant to
            Sections 10.1(g), concurrently with such termination.

            (e) The Company shall pay Parent up to $1,000,000 as reimbursement for expenses of Parent actually incurred relating to the Contemplated Transactions prior to termination (including reasonable fees and expenses of Parent's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), in the event of the termination of this Agreement by Parent pursuant to Section 10.1(e). The expense reimbursement payable pursuant to this Section 10.3(e) shall be paid by wire transfer of same-day funds within ten Business Days after demand therefor, accompanied by expense documentation reasonably acceptable to the Company, following the occurrence of the event or events giving rise to the payment obligation described in this Section 10.3(e).

            (f) Parent shall pay the Company up to $1,000,000 as reimbursement for expenses of the Company actually incurred relating to the Contemplated Transactions prior to termination (including reasonable fees and expenses of the Company's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), in the event of the termination of this Agreement by the Company or Parent pursuant to Section 10.1(d) and if failure to satisfy the conditions set forth in Section 9.2 by the End Date shall have resulted in the Closing not occurring. The expense reimbursement payable pursuant to this Section 10.3(f) shall be paid by wire transfer of same-day funds within ten Business Days after demand therefor, accompanied by expense documentation reasonably acceptable to Parent, following the occurrence of the termination event giving rise to the payment obligation described in this
      Section 10.3(f).

            (g) The parties acknowledge that the agreements contained in this
      Section 10 are an integral part of the Contemplated Transactions and that, without these agreements, the parties would not enter into this Agreement. Payment of the fees and expenses described in this Section 10 shall not be in lieu of damages incurred in the event of a willful breach of this Agreement but shall otherwise constitute the sole and exclusive remedy of the parties in connection with any termination of this Agreement.

SECTION 11. MISCELLANEOUS PROVISIONS.

      11.1 EXPENSES. Other than as specifically provided in this Agreement, each party hereto shall pay all of its own costs and expenses incurred or to be incurred in negotiating and preparing this Agreement and in closing and carrying out the Contemplated Transactions. Notwithstanding the foregoing, Parent shall be responsible for: (a) all filing fees for filings required and made by Parent and the Company under the HSR Act; (b) one half (1/2) of all fees and expenses, other than accountants' and attorneys' fees, incurred with respect to the printing, filing and mailing of the Proxy Statement (including any related preliminary materials) and any amendments or supplements thereto.

      11.2 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties and agreements made herein and in any document delivered pursuant hereto shall not survive beyond the Effective Time or any termination of this Agreement; provided, however, that this Section 11.2 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time, including that the agreements in Sections
2.9 through 2.16, Section 7.11, Section 7.12 and this Section 11 shall survive in accordance with their respective terms.

      11.3 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

      11.4 VENUE, JURISDICTION AND FORUM. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced only in a state or federal court located in Wilmington, Delaware. Each party to this Agreement:

            (a) expressly and irrevocably consents and submits to the personal jurisdiction of each state and federal court located in Wilmington, Delaware (and each appellate court located in Wilmington, Delaware), in connection with any such legal proceeding;

            (b) agrees that each state and federal court located in Wilmington, Delaware shall be deemed to be a convenient forum; and

            (c) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in Wilmington, Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

      11.5 TIME OF THE ESSENCE. Time is of the essence for this Agreement.

      11.6 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly received (a) if given by facsimile, when transmitted and the appropriate facsimile confirmation received if transmitted on a Business Day and during normal business hours of the recipient, and otherwise on the next Business Day following transmission,
(b) if given by certified or registered mail, return receipt requested, postage prepaid, upon receipt, and (c) if given by courier or other means, when received or personally delivered, and addressed as follows (or at such other address as the intended recipient shall have specified in a written notice given to the other party hereto):

            if to Parent or Acquisition Sub:

            West Corporation
            11808 Miracle Hills Drive
            Omaha, Nebraska 68154
            Attention: Thomas Barker
                       David Mussman
            Fax: (402) 963-1600

            with a copy to:

            Sidley Austin LLP
            One South Dearborn
            Chicago, Illinois 60603
            Attention: Frederick Lowinger, Esq.
                       Paul Choi, Esq.
            Fax: (312) 853-7036

            if to the Company:

            Intrado Inc.
            1601 Dry Creek Drive
            Longmont, Colorado 80503
            Attention: George Heinrichs
            Fax: (720) 864-7501

            with a copy to (which shall not constitute notice):

            Richard Plumridge, Esq.
            Holme Roberts & Owen, LLP
            1700 Lincoln, Suite 4100
            Denver, CO 80203
            Fax: (303) 866-0200

      11.7 REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek specific performance of the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

      11.8 TABLE OF CONTENTS AND HEADINGS. The table of contents of this Agreement and the underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

      11.9 ASSIGNMENT. No party hereto may assign any of its rights or delegate any of its obligations under this Agreement to any other Person without the prior written consent of the other parties hereto; provided, however, that Parent shall have the right, without the consent of any other party, to assign all or a portion of its rights, interests and obligations hereunder to one or more direct or indirect subsidiaries, to the extent that such assignment does not relieve Parent of any of its obligations hereunder.

      11.10 PERSONAL LIABILITY. This Agreement shall not create or be deemed to create or permit any personal Liability or obligation on the part of any direct or indirect stockholder of the Company, Parent or Acquisition Sub or any officer, director, employee, agent, representative or investor of any party hereto.

      11.11 NO THIRD PARTY BENEFICIARIES. Except as provided in Section 7.12 (with respect to which the indemnified parties thereunder shall be third party beneficiaries), this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third party beneficiary hereto.

      11.12 SEVERABILITY. In the event that any provision of this Agreement, or the application of such provision to any Person or set of circumstances, shall be determined by any court of competent jurisdiction to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

      11.13 ENTIRE AGREEMENT. This Agreement, and the other Transaction Agreements set forth the entire understanding of Parent, Acquisition Sub and the Company and supersede all other agreements and understandings between those parties relating to the subject matter hereof and thereof.

      11.14 WAIVER. No failure on the part of any party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

      11.15 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of Parent, Acquisition Sub and the Company.

      11.16 WAIVER OF JURY TRIAL. EACH OF PARENT, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

      11.17 INTERPRETATION OF AGREEMENT.

            (a) Each party hereto acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.

            (b) Whenever required by the context hereof, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

            (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words "without limitation."

            (d) References herein to "Sections" are intended to refer to Sections of this Agreement, unless otherwise indicated.

      11.18 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof. Signatures delivered by facsimile shall be deemed to be originals for all purposes.

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                                       49

      This Agreement has been duly executed and delivered by Parent, Acquisition Sub and the Company as of the date set forth above.

                                       PARENT:

                                       WEST CORPORATION

                                       By: /s/ Thomas B. Barker
                                           -------------------------------------
                                       Name:  Thomas B. Barker
                                       Title: Chief Executive Officer

                                       ACQUISITION SUB:

                                       WEST INTERNATIONAL CORP.

                                       By: /s/ Thomas B. Barker
                                           -------------------------------------
                                       Name:  Thomas B. Barker
                                       Title: Chief Executive Officer

                                       COMPANY:

                                       INTRADO INC.

                                       By: /s/ George K. Heinrichs
                                           -------------------------------------
                                       Name:  George K. Heinrichs
                                       Title: Chairman, Chief Executive Officer
                                              and President

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